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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:	Media Contact:
	Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

Overstock.com, Inc. Announces
Proposed Common Stock Offering

        SALT LAKE CITY—Overstock.com, Inc. (NASDAQ: OSTK) today announced plans to offer 1,500,000 shares of common stock in an auction-based underwritten public offering under its existing shelf registration statement. The underwriters will have an option to purchase up to an additional 225,000 shares to cover over-allotments, if any.

        WR Hambrecht + Co LLC is acting as the sole book-running manager, and JMP Securities LLC is acting as co-lead manager. The offering will be made through WR Hambrecht + Co's OpenFollowOnSM auction process.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A preliminary prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission but remains subject to completion. These securities may not be sold nor offers to buy be accepted prior to the time the prospectus supplement and related prospectuses are delivered in final form.

        Copies of the prospectus supplement and the accompanying prospectus can be obtained from WR Hambrecht + Co LLC, 539 Bryant St., San Francisco, California, 94107, (415) 551-8600 or from JMP Securities LLC located at One Embarcadero Center, Suite 2100, San Francisco, California 94111, (415) 835-8900.

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

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        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding our plans to offer shares of our common stock to the public. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those anticipated, including, but not limited to, the risks inherent in the process of offering common stock under a shelf registration statement, our limited operating history, the possibility of a general downturn in economic conditions, the possibility of a general downturn in the public equity markets or in the market for NASDAQ stocks or for internet retailers, as well as the other risks identified in our Form 10-K for the year ended December 31, 2003, our Form 10-Q for the quarter ended March 31, 2004, our preliminary prospectus supplement filed with the SEC on May 7, 2004 pursuant to Rule 424(b)(5) and all of our subsequent filings with the Securities and Exchange Commission, which identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.

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Overstock.com, Inc. Announces Proposed Common Stock Offering